Exhibit 10.30

May 20, 2024

Via email

Jacob Farmer

c/o The Shyft Group, Inc.

41280 Bridge Street

Novi, Michigan 48375

Dear Jacob,

On behalf of Board of Directors (the “Board”) of The Shyft Group, Inc. (the “Company”) and its subsidiaries, we are pleased to offer you a promotion with the Company to the position of President Specialty Vehicles and Fleet Vehicles and Services of The Shyft Group, Inc. In this role you will report to the President and CEO of The Shyft Group. This promotion formalizes your prior interim appointment to both roles.

We believe that your background, experience, and skill set are ideal to move the business to the next level and drive future success.

In this role, you will continue to be an Executive Officer of the Company and subject to Section 16 of the Securities Exchange Act of 1934 and its rules and regulations related to ownership of or transactions in the Company’s securities (“Section 16 Officer”).

The following summarizes the components of the promotion offer.  If you find these terms acceptable, please sign and date where indicated, and return a scanned copy to my attention.  Your effective date for the promotion will be May 20, 2024 (or such other date to which you and the Company may mutually agree). The terms of this letter supersede and replace the terms of any and all prior letters regarding the matters addressed below (other than with respect to the sign-on bonus addressed in the letter dated June 27, 2023 between the parties and additional transition incentive bonus addressed in the letter dated December 27, 2023 between the parties).

The general terms and conditions of this offer are as follows:

Workplace Location

Your primary place of employment will be the Company’s Novi facility located at 41280 Bridge Street, Novi, MI 48375, with frequent travel expected, including to other Company facilities.

Compensation

Your annual base salary rate will be $490,000 per year (“Base Salary”), less applicable withholdings and payroll deductions. This position is classified as exempt and you will be paid bi-weekly in accordance with the Company’s normal payroll procedures. You will next be eligible for a Base Salary merit increase in the ordinary course starting in 2025.

Annual Incentive Compensation

You will continue to be eligible to participate during employment in the Company’s Annual Incentive Compensation (“AIC”) program for annual cash-based incentive compensation. The target level for your AIC award will continue to be70% of your Base Salary, which Base Salary will be used in calculating your 2024 AIC for the entire 2024 fiscal year. The actual payout for the AIC award can range from 0% to 200% of target and depends on the achievement of applicable corporate and/or individual performance metrics. Payment of the AIC award is generally dependent upon continued employment as of the date the compensation is paid. AIC award details are further provided by and subject in all respects to The Shyft Group, Inc. Annual Incentive Compensation Policy, as may be amended from time to time, and any other applicable AIC award documentation. All AIC awards are subject to specific approval and administration by the Human Resources and Compensation Committee (the “Committee”) of the Board.

Long-Term Incentive Compensation

You will continue to be eligible to participate during employment in the Company’s Long-Term Incentive Compensation ("LTIC”) program, pursuant to which program the Committee has the discretionary authority to issue equity awards, including annual awards that are typically in the form of service-based Restricted Stock Units (“RSU award”) and performance-based Restricted Stock Units (“Performance Share Units” or “PSU award”). RSU awards currently vest in general on a ratable basis over three years from the grant date, and PSU awards are currently earned in general from 0% to 200% of target after a three-year performance period.

The target level that the Committee will consider for your annual LTIC participation percentage will continue to be 135% of your Base Salary. We expect your next RSU/PSU LTIC awards to be granted in March 2025, subject to your continued employment on the grant date for such awards. LTIC award details are further established under and subject to The Shyft Group, Inc. Stock Incentive Plan or its applicable successors (the “Stock Plan”) and the forms of grant agreements approved by the Committee for such awards. All LTIC awards are subject to specific approval and administered by the Committee.

Stock Ownership Requirements Policy

As a Section 16 Officer, you will continue to be subject to the Company’s Stock Ownership Requirements policy, which currently requires you to achieve ownership of Shyft stock or applicable stock equivalents at a level equal to three times your Base Salary within five years of your promotion date.

Benefits

You will continue to be eligible to participate during employment in the Company-sponsored employee benefit plans.  You are already eligible for these benefits given your current employment.  A highlight of current benefits is set forth below for your review:

●	Vacation - You will be entitled to a minimum of four (4) weeks of vacation annually.

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Health and Welfare Benefits - You will be eligible to elect health and welfare benefits annually.  The Company offers one (1) PPO medical plan and two (2) different High Deductible Health Plans, with optional Health Savings Accounts.  Dental, vision and an assortment of other benefit offerings are also available to you.  Please reference the benefits guide for additional information.

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Retirement Plan - You will also be eligible to continue to participate in the Company’s 401(k) Retirement Plan given your current employment.  The Company matches 50% of an employee’s 401(k) deferral percentage up to the first 6% of eligible compensation.

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Employee Stock Purchase Program - We offer participation in an Employee Stock Purchase Plan (“ESPP”) to all employees after 180 days of employment. The ESPP allows you to buy Company stock at a 10% discount through payroll deduction, subject to applicable terms and conditions of the ESPP.

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Executive Officer Perquisites: You will be eligible to receive perquisites and continue to participate in programs available to other Executive Officers, including the Supplemental Executive Retirement Plan, annual executive physical, Executive Severance Plan, additional life insurance, and available enhanced Long-Term Disability coverage.

The terms and scope of participation for these benefits and the compensation plans and policies referenced in this letter are subject to the plans and policy documentation and are subject to change.

This letter is not an employment contract.  Your employment with the Company will continue to be “at-will,” meaning that either you or the Company are entitled to terminate your employment at any time and for any reason, with or without cause, and with or without notice, without liability to you, other than as expressly provided in this offer.  If you agree to the terms of this offer and continue employment in your new role, a contract of employment is not created. However, as an employee of the Company, you will continue to be subject to (or deemed subject to) Company policies applicable to other Executive Officers as in effect from time to time.

You are responsible for all federal, state, city or other taxes imposed on compensation and benefits provided pursuant to or otherwise related to your employment. The Company may withhold from any amounts payable to you under this letter or otherwise all federal, state, city or other taxes as the Company or its affiliates are required to withhold. The Company is not obligated to guarantee any particular tax result for you with respect to any payment or benefit provided to you. Further, to the extent applicable, it is intended that benefits and payments under the offer comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended.

Nothing in this offer or otherwise prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and you may participate in whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) and in awards from a government-administered whistleblower award program for providing information directly to a government agency.

In connection with your current role with the Company, you have signed a Confidentiality, Assignment and Restrictive Covenant Agreement and acknowledged the Company’s Code of Conduct.  By signing this letter, you represent and warrant to the Company that you are under no contractual commitments that will conflict or be inconsistent with your continued employment in your new role by the Company.

By signing this letter, you also acknowledge and agree that your compensation or other benefits or amounts described in this letter (or otherwise provided to you) are and will be subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, and that you consent to be bound by the terms of such policies and fully cooperate with the Company in connection with the terms and conditions thereof.

We are looking forward to having you lead our Specialty Vehicles and Fleet Vehicles and Services Segments at The Shyft Group. We are highly confident in your ability to lead the Shyft team in the successful growth and performance of the business.

If this letter accurately reflects your understanding of the offer, please indicate your understanding and acceptance by signing a copy of this letter and returning it.

Sincerely,

THE SHYFT GROUP, INC.

/s/ John Dunn

By:    John Dunn

Its:    President and Chief Executive Officer

By signing below, I accept the terms of the offer set forth above.

Acknowledged and agreed to on the 20th day of May, 2024.

/s/ Jacob Farmer

Jacob Farmer

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